Exhibit E2


                     The New America High Income Fund, Inc.

                      Amendment to Terms and Conditions of
                           Dividend Reinvestment Plan
                               Dated June 1, 1992


Effective March 17, 1998, the first sentence of Section 6 on page 8 is replaced with the following:

   "Each quarter each Stockholder shall have the option of sending additional funds, in any amount from $100 to $5,000, for the purchase on the open market of the Fund's Common Stock for each such Stockholder's account."